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                                                                    EXHIBIT 99.1



                           DURASWITCH INDUSTRIES, INC.
                                 LOCK-UP LETTER

                               ________ ___, 1999


CRUTTENDEN ROTH INCORPORATED
24 Corporate Plaza
Newport Beach, California  92660

Dear Sirs:

         The undersigned understands that you, as Representative of the several underwriters (the "Underwriters"), propose to enter into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by the Underwriters, including yourself, of shares (the "Shares") of Common Stock, $0.01 par value (the "Common Stock"), of DuraSwitch Industries, Inc., a Nevada corporation (the "Company"), and that the Underwriters, including yourselves, propose to reoffer the Shares to the public (the "Public Offering") pursuant to the Company's Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission (the "Registration Statement").

         In consideration of the Underwriter's Agreement to purchase and make the Public Offering of the Common Stock, and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, without the prior written consent of the Representative (which consent may be withheld in its sole discretion), the undersigned will not sell, offer to sell, solicit an offer to buy, contract to sell, loan, pledge, grant any option to purchase, or otherwise transfer or dispose of (collectively, a "Disposition"), any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock (collectively, "Securities"), now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, for a period of 270 days after the date of the final Prospectus relating to the offering of the Shares to the public by the Underwriters (the "Lock-Up Period"). The foregoing restriction is expressly agreed to preclude the holder of the Securities from engaging in any hedging, pledge or other transaction which is designed to, or which may reasonably be expected to lead to or result in a Disposition of Securities during the Lock-Up Period even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging, pledge or other transactions would include without limitation any short sale (whether or not against the box), any pledge of shares covering an obligation that matures, or could reasonably mature during the Lock-Up Period, or any purchase, sale or grant of any right (including without limitation any put or call option ) with respect to any Securities or with respect to any security that includes, relates to or derives any significant part of its value from Securities.
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         Notwithstanding the foregoing, the undersigned may (i) exercise (on a cash or cashless basis, whether in a traditional cashless exercise or in a "brokers" cashless exercise), Common Stock options or warrants outstanding on the date hereof, it being understood, however, that the shares of Common Stock received (net of shares sold by or on behalf of the undersigned in a "brokers" cashless exercise or shares delivered to the Company in a traditional cashless exercise thereof) by the undersigned upon exercise thereof shall be subject to the terms of this agreement, (ii) transfer shares of Common Stock or Securities during the undersigned's lifetime by bona fide gift or upon death by will or intestacy, provided that any transferee agrees in writing to be bound by the terms of this agreement, and (iii) transfer or otherwise dispose of shares of Common Stock or Securities as a distribution to limited partners or shareholders of the undersigned, provided that the distributees thereof agree in writing to be bound by the terms of this Agreement.

         The undersigned also hereby irrevocably agrees that the Representative shall have the right of first refusal for a period of two years after the expiration of the Lock-Up period to be the sole broker/dealer for any sales made under Rule 144 of the Securities Act by the undersigned so long as the price and execution offered by the Representative is in conformity with the then market conditions.

         The undersigned understands that the Underwriters will rely upon the representations set forth in this Lock-Up Agreement in proceeding with the Public Offering. The undersigned agrees that the provisions of this agreement shall be binding upon the successors, assigns, heirs, personal and legal representatives of the undersigned. Furthermore, the undersigned hereby agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Securities held by the undersigned except in compliance with this Lock-Up Agreement.

         It is understood that, if the Underwriting Agreement does not become effective prior to _________________ ___, 1999, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, the obligations under this letter agreement shall automatically terminate and be of no further force and effect.

                                             Very truly yours,


                                             By:_______________________________
                                                               Signature

                                             __________________________________
                                             Printed name of person/entity

                                             __________________________________
                                             Title if applicable

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                                             __________________________________
                                             Additional signature(s), if stock
                                             jointly held



Accepted as of the date first set forth above:

Cruttenden Roth Incorporated


By: __________________________
Name: ________________________
Title: _______________________

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